                      THE TIMES MIRROR COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
               -------------------------------------------------
                  (IN THOUSANDS OF DOLLARS, EXCEPT RATIO)


                                                    FIRST QUARTER ENDED
                                                       MARCH 31, 1996
                                                    --------------------
         Fixed Charges

         Interest expense........................         $ 7,407
         Portion of rents deemed to be interest..           4,884
         Amortization of debt expense............              27
                                                          -------
           Total Fixed Charges...................         $12,318
                                                          =======

         Earnings

         Income from continuing operations
          before income taxes....................         $48,071
         Fixed charges...........................          12,318
         Amortization of capitalized interest....             833
         Distributed income from less than 50%
          owned unconsolidated affiliate.........              22
         Subtract: Equity income from less than
          50% owned unconsolidated affiliate.....            (391)
                                                          -------
           Total Earnings........................         $60,853
                                                          =======
         Ratio of earnings to fixed charges......             4.9


                                  Exhibit 12
                                  Page 1 of 2

                           THE TIMES MIRROR COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
               -------------------------------------------------
                    (IN THOUSANDS OF DOLLARS, EXCEPT RATIO)


                                                           FIRST QUARTER ENDED
                                                             MARCH 31, 1996
                                                           -------------------
        Fixed Charges
           Interest expense..............................        $   7,407
           Portion of rents deemed to be interest........            4,884
           Amortization of debt expense..................               27
                                                                 ---------
             Total Fixed Charges.........................        $  12,318
        Preferred Stock Dividend Requirements............           18,493
                                                                 ---------
             Fixed Charges and Preferred
              Stock Dividends............................        $  30,811
                                                                 =========

        Earnings (Loss)
           Earnings from continuing operations
            before income taxes..........................        $  48,071
           Fixed charges.................................           12,318
           Amortization of capitalized interest..........              833
           Distributed income from less than 50%
            owned unconsolidated affiliate...............               22
           Subtract: Equity income from less than
            50% owned unconsolidated affiliate...........             (391)
                                                                 ---------
             Total Earnings..............................        $  60,853
                                                                 =========
        Ratio of earnings to fixed charges and
         preferred stock dividends.......................              2.0

                                  Exhibit 12
                                  Page 2 of 2